Exhibit 10.8

                                    AGREEMENT
                                    ---------


          AGREEMENT made as of this 20th day of August, 2004, (the "Agreement"), by and between Conseco, Inc., a Delaware corporation (the "Company") and R. Glenn Hilliard (the "Executive").

          WHEREAS, Executive has served the Company in the capacity of Non-Executive Chairman from September 10, 2003, through August 11, 2004; and

          WHEREAS, the Company wishes to appoint the Executive as Executive Chairman of the Board of Directors of the Company (the "Board") and enter into an agreement with the Executive with respect to such appointment, and his subsequent reassumption of the role of Non-Executive Chairman; and

          WHEREAS, the Executive wishes to accept such appointment and to serve the Company on the terms set forth herein, and in accordance with, the provisions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1. Term. The effective date of this Agreement shall be August 12, 2004 (the "Effective Date"). Subject to earlier termination as provided in Section 8, the term of the Executive's service under this Agreement shall be the period beginning on the Effective Date, and ending on September 10, 2007 (the "Term").

          2. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Executive to be appointed, as of the Effective Date, as Executive Chairman of the Board ("Executive Chairman") and the Executive hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth. Executive shall serve as Executive Chairman through September 10, 2005, provided that, upon mutual agreement between Executive and the Board, the Executive shall continue to serve as Executive Chairman for an additional six-month period. When Executive ceases to serve as Executive Chairman, he shall serve as Non-Executive Chairman of the Board ("Non-Executive Chairman") for the remainder of the Term. For purposes of this Agreement, the term "Chairman" shall refer to the Executive in his capacity either as Executive Chairman or Non-Executive Chairman. It is expressly agreed that the conversion of Executive's status from Non-Executive Chairman to Executive Chairman as of August 12, 2004, does not constitute a termination of Executive's service for purposes of Sections 8 or 9 of Executive's Agreement with the Company dated June 18, 2003.

          3. Duties. During the Term, the Executive shall regularly attend and preside at Board meetings, serve on and preside over appropriate committees as reasonably requested by the Board, set meetings schedules and agendas, manage information flow to the Board to assure appropriate understanding of and discussion regarding matters of interest or concern to the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties,

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services and responsibilities and have the authority commensurate to such position. In addition, while the Executive serves as Executive Chairman, his duties shall include those specified on Appendix A hereto. While the Executive serves as Non-Executive Chairman, the Executive's duties shall include those specified on Appendix B hereto.

It is expected, subject to the formal approval by the Board, that the Executive will serve in a leadership role on the key committees of the Board to the extent consistent with applicable laws, rules and regulations. The Company and the Executive agree that the Executive shall be permitted to engage in other business, civic and charitable activities (subject to the restrictions in Section 10), as long as such activities do not materially interfere with the performance of his duties hereunder. Notwithstanding the foregoing, the Executive agrees that he shall not commence full-time employment outside of the Company while he serves as Executive Chairman.

          4. Monetary Remuneration.

             (a) Fees and Compensation.

                 (i) From the Effective Date through December 31, 2004, the Executive shall be entitled to receive a salary of $250,000, payable in accordance with the Company's normal payroll practices. Commencing January 1, 2005 and while he remains Executive Chairman, he shall be entitled to receive a salary at the annual rate of $1,000,000, payable in accordance with the Company's normal payroll practices.

                 (ii) After he becomes Non-Executive Chairman, the Executive shall receive director's fees. Such fees shall be comparable to the director's fees paid to similarly situated Non-Executive Chairman of other corporations as determined by the Board.

             (b) Retention Bonuses. As soon as practicable following September 10, 2004, the Company shall pay to the Executive a retention bonus of $1,500,000 so long as the Executive has continuously remained in the service of the Company as Chairman through that date (the "First Year Retention Bonus"). The parties hereto acknowledge that of the $1,500,000, $1,380,000 is attributable to the Executive's service prior to the Effective Date as Non-Executive Chairman of the Company, and thus is covered by the provisions of Section 4(e) as it applies to compensation paid in respect of the Executive's service as Non-Executive Chairman. As soon as practicable following September 10, 2005, the Company shall pay to the Executive a retention bonus of Seven Hundred Fifty Thousand Dollars ($750,000) so long as the Executive has continuously remained in the service of the Company as Chairman through that date (the "Second Year Retention Bonus").

             (c) Benefits. While the Executive serves as Executive Chairman, he shall be entitled, unless and to the extent he waives such benefits, to those employee benefits generally afforded by the Company to its senior executive officers.

             (d) Expense Reimbursement. During the Term, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in carrying out the Executive's duties, services and responsibilities under this Agreement (including, without limitation, commuting expenses to and from the Company's offices) so long

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as the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

             (e) Status. (i) While he serves as Executive Chairman, the Executive shall be a common law employee of the Company; and (ii) while he serves as Non-Executive Chairman, the Executive shall be an independent contractor and not, for any purposes, an employee or agent with authority to bind the Company in any respect. All payments made to the Executive in respect of his service as Executive Chairman shall be subject to such withholding as may be required by applicable law. All payments made or provided to the Executive in respect of his service as Non-Executive Chairman shall be made or provided without withholding or deduction of any kind, and the Executive shall have sole responsibility for discharging all of his tax or other obligations associated therewith.

             (f) No Other Compensation. The Executive agrees and acknowledges that, during the Term and thereafter, he will not be entitled to any compensation and/or benefits from the Company other than those items specifically provided for under this Agreement.

          5. Equity Awards.

             (a) Option Award and Restricted Stock Award. As soon as practicable following September 10, 2004, the Company shall grant the Executive the right and option (the "Option Award") to purchase 255,000 shares of common stock of the Company, with an exercise price equal to the closing price of the Company's common stock on the date of grant. In addition, as soon as practicable after September 10, 2004, the Company shall grant the Executive 255,000 restricted shares of common stock of the Company (the "Restricted Stock Award").

             (b) Terms of Option and Restricted Stock Awards. The Option Award and the Restricted Stock Award shall be granted to the Executive under, and governed by the terms and conditions of, the 2003 Long-Term Equity Incentive Plan; provided that such options shall vest, and the restrictions on such restricted stock shall lapse, in equal increments on each of the first three anniversaries of September 10, 2004, in each case so long as the Executive has continuously remained in the service of the Company as Chairman through each such anniversary; and provided further that the vesting of options and lapsing of restrictions shall be subject to the provisions of Section 8 hereof.

             (c) Other Equity Awards. After September 10, 2005, to the extent that the Term is then in effect, the Executive shall receive the same equity-based compensation (at the same time and on the same terms and conditions) as non-employee members of the Board.

          6. Office Space/Assistant. During the Term, the Company will provide the Executive with office space in Atlanta, Georgia at a cost not to exceed the initial amount of Three Thousand Dollars ($3,000) per month, subject to upward modification by the Board. In addition, during the Term, at the Company's expense, the Company shall provide the Executive with an assistant who shall be an employee of the Company.

          7. Termination. The Executive's service with the Company as Chairman and the Term shall terminate upon the expiration of the Term or upon the earlier occurrence of any of the following events:

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             (a) The death of the Executive.

             (b) The Executive becomes Disabled. For the purposes of this Agreement, the Executive will be deemed to be "Disabled" if, due to a physical or mental disability, his ability to perform his duties and services hereunder is materially and adversely impaired and such disability (as confirmed by competent medical evidence) continues for at least nine (9) consecutive months.

             (c) The removal of the Executive from the Board pursuant to the Company's by-laws and/or certificate of incorporation other than for Cause (as defined below).

             (d) The termination of the Executive by the Company for Cause. Termination of the Executive for "Cause" shall mean termination based on: (i) the Executive's conviction of, or pleas of guilty or nolo contendere to, any felony, (ii) the Executive's willful misconduct in the performance of the duties set forth in Section 3, or (iii) the Executive's material breach of this Agreement which breaches is not cured within fifteen (15) days of receipt of written notice from the Board specifying the actions constituting Cause.

             (e) The resignation by the Executive from the Board.

             (f) The failure of the Company's shareholders to approve the reelection of the Executive to the Board as set forth in the Company's by-laws and/or certificate of incorporation.

          8. Effect of Termination.

             (a) Upon the termination of the Executive's service with the Company as Chairman (whether voluntary or involuntary), the Executive shall be deemed to have voluntarily resigned from the Board and from all other positions that the Executive may then hold with the Company and any of its subsidiaries, effective upon the date of termination of the Executive's service as Chairman (the "Termination Date").

             (b) If the Executive's service with the Company as Chairman is terminated pursuant to Section 7(d) (termination for Cause) or 7(e) (resignation), the obligation of the Company to make any future payments pursuant to Section 4 of this Agreement shall cease; provided that the Executive will be entitled to receive payment of all unpaid amounts to which the Executive has become entitled under this Agreement. In addition, no restrictions that remain as to any shares of restricted stock shall lapse after the Termination Date, and the Executive shall forfeit any still restricted shares to the Company, and no option previously awarded but not yet vested shall vest after the Termination Date.

             (c) If the Executive's service with the Company as Chairman is terminated pursuant to Section 7(a) (death), Section 7(b) (disability), Section 7(c) (removal) or 7(f) (failure to re-elect) (each a "Qualifying Termination"), the obligation of the Company to make any future payments pursuant to Section 4 of this Agreement shall cease; provided that the Executive will be entitled to receive payment of all unpaid amounts to which the Executive has become entitled under this Agreement, and provided further that if the Qualifying Termination occurs before September 10, 2005, the Executive shall be entitled to (x) the First Year Retention

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Bonus, to the extent not already paid, and (y) a pro-rata portion of the Second
Year Retention Bonus determined by multiplying the amount of such retention bonus by a fraction, the numerator of which is the number of days after the first anniversary of the Effective Date through the Termination Date and the denominator of which is three hundred sixty-five (365). In addition, upon a Qualifying Termination a portion of the Option Award and the Restricted Stock Award (if already granted prior to the Termination Date), and any previously-granted option and restricted stock grants by the Company to the Executive, shall vest, and become free of restrictions, respectively, as if the Termination Date had occurred on the day after the next anniversary of September 10, 2003, but no additional portion of such options and restricted stock awards that had not yet become vested or free of restrictions, as the case may be, shall vest or become free of restrictions after the Termination Date.

             (d) If the Executive's service with the Company as Chairman is terminated pursuant to Section 6(c) (removal) or 7(f) (failure to re-elect), the Executive shall receive the lesser of (i) the office allowance as provided in
Section 6 until the next following expiration date of the lease and (ii) a payment in respect of the three months immediately following the Termination Date.

          9. Executive's Representation and Acknowledgement. The Executive represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior employer.

          10. Executive Covenants.

             (a) Unauthorized Disclosure. The Executive acknowledges that in and as a result of his service with the Company as Chairman, he will be making use of, acquiring and/or adding to confidential information of the Company and its subsidiaries of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to the Executive the compensation stated in Sections 4 and 5, the Executive covenants and agrees that he shall not, at any time while he is Chairman or at any time thereafter, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information (whether or not specifically labeled or identified as "confidential information"), in any form or medium, that has been obtained by or disclosed to him as a result of his service with the Company and which the Company or any of its subsidiaries has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event the Executive shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable the Executive properly to perform his duties under this Agreement. Upon the termination of the Executive's service with the Company as Non-Executive Chairman, the Executive shall return such information (in whatever form) obtained from or belonging to the Company or any of its subsidiaries which he may have in his possession or control.

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             (b) Covenants Against Competition and Solicitation. The Executive
acknowledges that the services he is to render to the Company and its subsidiaries are of a special and unusual character, with a unique value to the Company and its subsidiaries, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company and its subsidiaries of the services of the Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, the Executive as set forth in Section 10(a) above, and as a material inducement to the Company to enter into this Agreement and to pay to the Executive the compensation stated in Sections 4 and 5 hereof, as well as any additional benefits stated herein, and other good and valuable consideration, the Executive covenants and agrees that throughout the Term and for one year thereafter, the Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity that derives a material portion of its revenue from any Restricted Business (as defined below); (ii) solicit any customers or policyholders of the Company or any of its subsidiaries with who the Executive had material business contact as the result of his services as Chairman of the company, for the purpose of offering insurance products or services competitive with those offered by the Company; or (iii) solicit for employment or employ any employee of the Company or any of its subsidiaries. For the purposes of this agreement, the term "Restricted Business" shall mean the businesses of selling or providing annuity, life, health, or accident insurance products or services directed primarily at the senior market, except that "Restricted Business" on any date shall not include any of the foregoing lines of business to the extent that the Company is no longer actively involved in such business line on such date.

             (c) Remedies. The Executive agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injuction and restraining order to prevent such breach and/or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive acknowledges that the Company would not have entered into this Agreement had the Executive not agreed to the provisions of this Section 10. The Executive and the Company agree that the provisions of the covenant not to compete set forth in this Section 10 are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable or unenforceable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent possible in accordance with law.

          11. Tax Indemnity Payments.

             (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that the aggregate payments or distributions by the Company or its affiliated companies to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 11 (a "Payment"), constitute "parachute payments" (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and the regulations

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promulgated thereunder (collectively, "Section 280G")) which exceed three times the Executive's "base amount" (as such term is defined under Section 280G) by at least One Hundred Thousand Dollars ($100,000) and are therefore subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999") or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax")), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in the amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and self-employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excite Tax imposed upon the Payments. If the Payments exceed three times the Executive's "base amount," but by an amount of less than One Hundred Thousand Dollars ($100,000), such Payments shall be reduced by the least amount necessary to bring such Payments below three times the Executive's "base amount."

             (b) Subject to the provisions of Section 11(c) hereof, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm's determination (it being understood, however, that the Gross Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to
Section 12(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred an any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that

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he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 11(a) hereof to make the Executive whole, on an after-tax basis, from the application of Section 4999.

             (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 11(c) shall not impair the Executive's rights under this Section 11 except to the extent the Company is materially prejudiced thereby. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                 (i) give the Company any information reasonably requested by the Company relating to such claim,

                 (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                 (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income, self-employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c) hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income, self-employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the

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statute of limitations relating to payment of taxes for the taxable year of the
Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c) hereof, the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 11(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          12. Indemnification. The Company agrees to indemnify the Executive for his activities as a director and Chairman of the Company to the fullest extent permitted by law. The Company shall use commercially reasonable efforts to seek and obtain directors and officers liability insurance (which includes a six (6) year "discovery period" following the Executive's service as a director for the Company) under which the Executive will be a covered person throughout the Executive's service as an director or Chairman of the Company. Such liability insurance shall be obtained prior to the Effective Date, and the terms and policy limits of such coverage shall be subject to approval by the Board.

          13. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

          14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of the Executive, or to the business office of its General Counsel, in the case of the Company.

          15. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Executive nor

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the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

          16. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, except for any agreements with regard to option or restricted stock grants previously entered into between the Executive and the Company. For purposes of such grants dated September 29, 2003, the provisions of Section 8 hereof shall take the place of those of Section 9 of the "Agreement" referred to therein.

          17. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

          18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without reference to the principles of conflict of laws.

          19. Arbitration of Disputes. Except as set forth in Section 10(c), the parties hereto agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, who shall be selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

          20. Expenses of the Executive. The Company agrees to reimburse the Executive for all reasonable attorneys' fees he incurred in connection with the preparation of this Agreement, up to $10,000.

          21. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

          22. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

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          23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                                   [signature page follows]








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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Effective Date.


                                        THE COMPANY (Conseco, Inc., a Delaware
                                        Corporation)


                                        By: /s/ Dewette Ingham
                                           ------------------------------------
                                        Name:  Dewette Ingham
                                        Title: Executive Vice President,
                                               Human Resources


                                        THE EXECUTIVE


                                         /s/ R. Glenn Hilliard
                                        ---------------------------------------
                                        R. Glenn Hilliard

                                                                     Appendix A
                                                                     ----------

                      Additional Executive Chairman Duties
                      ------------------------------------

     o Leading the Board of Directors, with primary responsibility for corporate governance and establishing and maintaining best practices

     o    Working closely with the CEO, providing support and advice

     o Directly assisting the CEO in setting a strategic direction for Conseco as well as related goals and objectives

     o Making recommendations to the Board, jointly with the CEO, on any acquisitions, divestitures or major decisions affecting the company's capital structure

     o    Providing oversight in the execution of the business plan

     o    Actively supporting and promoting key business relationships

     o Serving as a sounding board in the creation and development of a high-performance team, with particular emphasis on placing talented insurance executives in key operating and staff positions

                                                                      Appendix B
                                                                      ----------

                    Additional Non-Executive Chairman Duties
                    ----------------------------------------

          (a) Consulting with the Company's Chief Executive Officer (the "CEO") regarding the corporate strategy of the Company and its divisions and subsidiaries and monitoring that strategy on an ongoing basis;

          (b) Consulting with the CEO on how to improve the operating and financial performance of the Company and its divisions and subsidiaries (including but not limited to the development of appropriate incentive compensation policies);

          (c) Consulting with the CEO regarding the Company's business plan (it being understood that, consistent with the CEO's employment agreement, the CEO will present and recommend the business plan to the Board but will consult with the Executive in developing the same);

          (d) In consultation with the CEO, taking an active role in the exploring the development of opportunities (both internal and external) for growing the Company's businesses;

          (e) Consulting with the CEO regarding the identification and recruitment of candidates for senior management positions (consistent with the CEO's employment agreement);

          (f) Assisting the CEO, in any manner that the CEO believes to be advisable, in managing the Company's relationship with regulatory and financial rating agencies; and

          (g) Consulting with the CEO regarding the Company's capital management, capital allocation and debt management plans as developed by the CEO.

The Company and the Executive agree that final approval of the business plan and corporate strategy and other decisions relating to items (a) through (g) rest with the full Board, it being understood that the Executive is authorized and expected to have a leading and active role in these matters independent of the Board and to organize and lead the Board in discussing and deciding these issues.